Scott G. Halperin
                                                        Chief Executive Officer

                                  June 1, 2002



Joseph Riemer, PhD.
57 Forest Road
Randolph, New Jersey 07869 PERSONAL, CONFIDENTIAL &  PRIVILEGED

Dear Dr. Riemer:

As per understanding, the purpose of this letter is to outline to you the general terms of your employment by the Classica Microwave Technologies, Inc.'s ("CMT") beginning today.


1. Your title will be President and you shall have primary responsibility for the supervision and control over, and responsibility for, the day-to-day operations of the Company, and shall have such other powers and duties as may from time to time be delegated to you by the Board of Directors of the Company, provided that such duties are consistent with your position. You shall report directly to the Chief Executive Officer of the Company.

2. Your annual compensation shall be $120,000, paid bi-weekly at the rate of $4,615.39 bi-weekly. In addition, you will receive an initial stock option for the purchase of 68,570 shares of The Classic Group, Inc. common stock at $1.75 per share, vesting 1/3 on November 1, 2002, 1/3 on November 1, 2003 and the remaining 1/3 on November 1, 2004.

3. Also, annually starting on November 1, 2002 and each year there after, in consideration for your successful performance of your duties, your annual compensation will be reviewed and updated, and you will be given a stock option for no less than an amount of shares equal to your updated annual salary divided by the closing price of the Classica Group, Inc. common stock the previous business day. These options will vest 1/3 one year from the date of granting of the option, and 1/3 each year thereafter on the 1st day of November.

Joseph Riemer, PhD.
June 1, 2002
Page 2


4. After the required waiting period of 90 days you will be offered participation in the Company's Executive Health and Dental insurance programs. The Company's health insurance is under Oxford Health Plans Liberty Plan PPO. Under that plan there is no "Gatekeeper" and no referrals are required. An office visits requires a $10.00 co-pay. Drugs from the pharmacy require either a $5.00 or $10.00 co-pay depending upon the drug in question.

                  The Company's dental insurance program is underwritten by the Allied Health Partnership--Kansas City Life Insurance Company.

5. You will be entitled to three weeks of vacation during your first year of employment and four weeks per year thereafter.

6. The Company does not currently have a 401(k) plan in effect, but is anticipating adopting one. Upon adoption of a plan you will be entitled to join it in accordance with its requirements.


Finally, this letter is not, and is not intended to be a contract. As a matter of policy the Company does not enter into employment contracts with its employees. Employment with the Company is voluntarily entered into by the employee and the employment relationship is "at will" as regards the employer.


Yours very truly,



Scott G. Halperin
Chief Executive Officer